SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 11, 2012 (September 10, 2012 )

Date of Report

(Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2310

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On September 10, 2012, Total System Services, Inc. (the “Company”), entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Capital Markets and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Capital Markets and U.S. Bank National Association, as Syndication Agents, and the other lenders named therein (the “Credit Agreement”).

The Credit Agreement provides for a $350 million five-year unsecured revolving credit facility (which may be increased by up to an additional $350 million under certain circumstances) and includes a $50 million subfacility for the issuance of standby letters of credit and a $50 million subfacility for swingline loans. Up to $262.5 million of the revolving credit facility (including up to $37.5 million of standby letters of credit) can be made available in Euro, Pounds Sterling, Canadian Dollars and other currencies approved by the lenders providing this portion of the revolving credit facility. At the Company’s option, the principal balance of loans outstanding under the revolving credit facility (other than swingline loans) will bear interest at a rate equal to (i) LIBOR for the applicable currency plus an applicable margin ranging from 0.90% to 1.45% depending on the Company’s corporate credit rating, or (ii) a base rate equal to the highest of (a) JPMorgan’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) one-month LIBOR for U.S. Dollars plus 1.00%, plus in each case, an applicable margin ranging from 0% to 0.45% depending on the Company’s corporate credit rating. Swingline loans bear interest at the same rate and margins as loans bearing interest at the base rate described above. In addition, the Company is to pay each lender a fee in respect of the amount of such lender’s commitment under the revolving credit facility (regardless of usage), ranging from 0.10% to 0.30% depending on the Company’s corporate credit rating. The revolving credit facility is scheduled to terminate on September 10, 2017 and the Company is required to repay the entire principal balance of loans outstanding under this facility in full on that same date.

The Credit Agreement also provides for a $150 million five-year unsecured term loan to the Company which was borrowed in full at closing. The Company is required to make quarterly principal payments on the term loan commencing on December 31, 2012 equal to (i) 1.25% of the original principal amount of the term loan for the first 12 such quarterly payments and (ii) 2.50% of the original principal amount of the term loan for the remaining quarterly principal payments. The Company is required to repay the entire remaining principal balance of the term loan in full on September 10, 2017. At the Company’s option, the outstanding principal balance of the term loan will bear interest at a rate equal to (i) LIBOR for U.S. Dollars plus an applicable margin ranging from 1.00% to 1.75% depending on the Company’s corporate credit rating, or (ii) the base rate described above plus an applicable margin ranging from 0% to 0.75% depending on the Company’s corporate credit rating.

The Company may prepay loans made under the revolving credit facility and the term loan in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ customary breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Credit Agreement includes covenants requiring the Company to maintain certain minimum financial ratios and also contains certain customary representations and warranties, affirmative and negative covenants and provisions relating to events of default and remedies.

The proceeds of the term loan were used to retire indebtedness outstanding under the Company’s previous credit facility described in Item 1.02 of this report. The Company may use extensions of credit under the revolving credit facility for working capital and other lawful corporate purposes, including to finance the repurchase by the Company of the Company’s capital stock. This description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02

Termination of a Material Definitive Agreement.

On September 10, 2012 and in connection with entering into the credit facilities described in Item 1.01 of this report, the Company terminated its existing Credit Agreement dated as of December 21, 2007 with Bank of America N.A., as Administrative Agent, The Royal Bank of Scotland plc, as Syndication Agent, and the other lenders named therein. That credit agreement provided for a $252 million five-year unsecured revolving credit facility and a $168 million five-year term loan both of which were scheduled to mature on December 21, 2012. No material early termination penalties were incurred as a result of the termination.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

	Exhibit No.	Description

	10.1	Credit Agreement of Total System Services, Inc. with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Capital Markets and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Capital Markets and U.S. Bank National Association, as Syndication Agents, and the other lenders named therein

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

Dated: September 11, 2012	By:	/s/ Kathy Moates
Kathleen Moates
Senior Deputy General Counsel

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